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                                                                   EXHIBIT 99
                                 POLYCOM, INC.

                               REPORT ON FORM 8-K
                DATE OF EARLIEST EVENT REPORTED: October 22, 1996

ITEM 5   OTHER EVENTS

         Effective November 11, 1996, the Company will divide engineering management between dataconferencing and audioconferencing products. Patrick P. Day, Vice President, Engineering, resigned effective November 8, 1996, to return to Texas and his prior employer, and Ardeshir Falaki will now report directly to the President of the Company as Vice President of Dataconferencing Engineering. The Company has begun a search for a Vice President of Audioconferencing Engineering.

ITEM 7   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         Not Applicable